Exhibit 10.28.1

[FORM OF CITIGROUP EQUITY AWARD AGREEMENT (REVISED)]

Citigroup Inc.
Equity Award Agreement

 1.    Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to {NAME} (the "Participant"), the award(s) summarized below, pursuant to the terms of the [EQUITY AWARD PROGRAM NAME] (the "Program"). The terms, conditions and restrictions of your award are contained in this Equity Award Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the [EQUITY AWARD PROGRAM NAME] prospectus dated [MONTH] [DAY], [YEAR], and any applicable prospectus supplements (together, a "Prospectus"). Your award is also governed by the Citigroup 1999 Stock Incentive Plan, as amended and restated effective April 19, 2005 (the "Plan") [IF APPLICABLE:, and the Letter Agreement (as defined in the Appendix)]. For the award to be effective, you must sign below and return this page of the Agreement, acknowledging that you have received and read the Prospectus and this Agreement, including the Appendix.

 2.    [EQUITY AWARD PROGRAM NAME] Award Summary*

{Restricted/Deferred} Stock Award Summary
Award Date:	{AWARD DATE}
Number of Shares:[1]	{# SHARES}
Vesting Dates ( % each vesting date):[2]	{VEST DATE 1}[3]
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Stock Option Grant Summary
Grant Date:	{GRANT DATE}
Grant Price:	{$Grant Price per share}[4]
Number of Shares:	{#OPTION SHARES}
Vesting Dates ( % each vesting date):[5]	{VEST DATE 1}[6]
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Option Expiration Date:	{EXPIRATION DATE}[7]

 3.    Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Program and the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT'S SIGNATURE:
By:	[Name] [Title]	Name: GEID:
*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the Prospectus.

Breakout Core CAP basic and premium and Supp CAP shares, if applicable.
2
Generally, no more rapidly than 25% each vesting date.
3
At least one year after award date.
4
No less than prior day NYSE closing price.
5
Generally, no more rapidly than 25% each vesting date.
6
Generally, at least one year after award date.
7
Generally, no later than sixth anniversary of grant date.

CITIGROUP INC.
EQUITY AWARD AGREEMENT
APPENDIX

This Appendix constitutes part of the Equity Award Agreement (the "Agreement") and is applicable to the [EQUITY AWARD PROGRAM NAME] award(s) dated [MONTH] [DAY], [YEAR], summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the restricted or deferred stock award, and/or non-qualified stock option grant (an "Option"), made to Participant under the Program, as described in the Award Summary on page 1. Restricted or deferred stock awards and Option grants are hereinafter referred to as "Awards". All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock"). The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program.

 1.    Terms and Conditions.    The terms, conditions, and restrictions of the Award are set forth below [IF APPLICABLE:, subject to the letter agreement between the Company and Participant dated [MONTH] [DAY], [YEAR] (the "Letter Agreement")]. Certain of these provisions [IF APPLICABLE:, except as they are deemed modified by the terms of the Letter Agreement], along with other important information, are summarized in the [EQUITY PROGRAM NAME] prospectus dated [MONTH] [DAY], [YEAR], and any applicable prospectus supplement (together, the "Prospectus"). The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of Awards, restrictions on the transfer of Awards, and sale restrictions on shares acquired upon the exercise of an Option.

By accepting an Award, Participant acknowledges that he or she has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are intended to promote employee retention and stock ownership and to align employees' interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if vesting conditions are not satisfied.

Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of an Award covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

Any actual, anticipated, or estimated financial benefit to Participant from an Award is not and shall not be deemed to be an integral part of Participant's regular compensation from employment, and any actual, anticipated, or estimated value of an Award (and/or cancellation of an Award) will not be used in any measure or calculation of any statutory, common law, or other termination or severance payment to Participant, unless otherwise agreed in writing by the Company.

 2.    Vesting.    Shares underlying an Award of restricted or deferred stock will be distributed to Participant as soon as practicable following the vesting date(s) set forth in the Stock Award Summary, subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all conditions to vesting and distribution of the shares have been satisfied. If conditions to vesting are satisfied, an Option will vest and Option shares shall become exercisable in the installment amounts (subject to rounding, in Citigroup's discretion) and on the vesting dates set forth in the Stock Option Grant Summary.

Vesting is conditioned on Participant's continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below.

 3.    Exercise of Option.    Vested Option shares may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price (set forth in the Stock Option

Grant Summary) and applicable withholding taxes. Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of Option shares that are being exercised. The currently available option exercise methods, which are subject to change at any time, are described in the Prospectus. All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect. The laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country's political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus; such restrictions may apply differently if Participant is a resident or expatriate employee, and are subject to change at any time. If the last day on which an Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which an Option may be exercised. An Option may not be exercised after the Option Expiration Date set forth in the Stock Option Grant Summary (the "Option expiration date"). The Company is not obligated to notify a Participant that an Option is nearing expiration.

 4.    Sale Restriction on Option Shares.    Except in the case of Participant's termination of employment pursuant to paragraphs [(b and (e)] [(b), (e), (j), (k) or (l)] of Section 5, Participant acknowledges that shares acquired upon an Option exercise during the term of Participant's employment may not be sold or otherwise transferred until two years from the date of exercise.

 5.    Termination and Interruption of Employment.    Participation in the Program, including but not limited to Participant's right to vest in an Award or exercise an Option, is conditioned upon Participant's continuous employment with the Company, except as otherwise provided below.

The date of termination of Participant's employment for any purpose related to an Award shall be the final actual working day on which Participant provides active service to the Company, regardless of any entitlement to notice, payment in lieu of notice, severance pay, termination pay, pension payment, or the equivalent that may be provided by any other plan, Company policy, contract, or law.

If Participant's continuous employment with the Company terminates or is interrupted for any reason stated below, Participant's rights with respect to the Award, including any "Core CAP Basic Shares" and "Core CAP Premium Shares" (each as defined below), "Supplemental CAP Shares" and shares subject to an Option ("Option shares"), each as may be set forth in the Stock Award Summary and/or Stock Option Grant Summary of this Agreement, will be affected as follows [INCLUDE PARAGRAPHS (a) – (p) AS APPLICABLE]:

        (a)   Voluntary Resignation.    If Participant voluntarily terminates his or her employment with the Company, vesting will cease, as will the right to exercise any vested Option shares, on the date Participant's employment is so terminated; all unvested shares and unexercised Option shares subject to the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award.

        (b)   Disability.

        (i)    A restricted stock award, or a deferred stock award to a Participant who is not a U.S. taxpayer, will continue to vest during the first 12 months of Participant's approved disability leave pursuant to a Company disability policy. If Participant remains on an approved disability leave for more than 12 months, any unvested portion of the restricted or deferred stock Award will vest and shares of Citigroup stock will be delivered to Participant as soon as practicable thereafter.

        (ii)   A deferred stock award to a Participant who is a U.S. taxpayer will continue to vest on schedule during the first six months of Participant's approved disability leave pursuant to a Company disability policy. If Participant is still on such disability leave at the end of such six-month period, or if before the end of such six-month period Participant provides proof satisfactory to the Company that Participant has been determined by the United States Social Security Administration to be totally disabled, any unvested portion of the deferred stock award will vest and shares of Citigroup stock will be delivered to Participant as soon as practicable thereafter.

        (iii)  An Option will continue to vest on schedule and may be exercised during the first 12 months of an approved disability leave (but not later than the Option expiration date). If Participant remains on an approved disability leave for more than 12 months, any unvested Option shares will vest immediately, and the Option may be exercised for up to two years thereafter (but not later than the Option expiration date); the two year sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired from a future exercise of the Option.

        (c)   Approved Personal Leave of Absence (Non-Statutory Leave).

        (i)    A restricted or deferred stock award will continue to vest on schedule during the first six months of Participant's personal leave of absence, provided that Participant's leave of absence was approved by management of Participant's business unit in accordance with the leave of absence policies applicable to Participant (an "approved personal leave of absence"). After the approved personal leave of absence has exceeded six months, any unvested restricted or deferred stock will be canceled.

        (ii)   An Option will continue to vest on schedule during the first 12 months of an approved personal leave of absence. Vested Option shares may be exercised during the first 12 months of an approved personal leave of absence (but not later than the Option expiration date). After the approved personal leave of absence has exceeded one year, all unexercised Option shares will be canceled.

        (iii)  If Participant terminates employment for any reason during an approved personal leave of absence, the applicable paragraph of this Section 5 will apply.

        (d)   Statutory Leave of Absence.    The Award will continue to vest and Participant may continue to exercise vested Option shares during an approved leave of absence under the Family Medical Leave Act of 1993, military leave, or other statutory leave of absence (but not later than the Option expiration date), provided that such leave is approved by management of Participant's business unit, is provided by applicable law and taken in accordance with such law and applicable Company policy (a "statutory leave of absence"). If a statutory leave of absence is followed by an approved personal leave of absence, any unvested restricted or deferred stock will be canceled as of the date that the combined leaves have exceeded six months, and unexercised Option shares will be canceled as of the date that the combined leaves have exceeded one year (if the Option has not already expired).

        (e)   Death.    If Participant's employment terminates by reason of Participant's death, (i) any unvested restricted or deferred stock will vest and shares of Citigroup common stock will be delivered to Participant's estate as soon as practicable thereafter; (ii) any unvested Option shares will vest and may be exercised by Participant's estate for up to two years from the date of Participant's death (but not later than the Option expiration date); and (iii) the two-year sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired by Participant's estate in a future exercise of the Option.

        (f)    Involuntary Termination for Gross Misconduct.    If the Company terminates Participant's employment because of Participant's "gross misconduct" (as defined below), vesting of the Award, and the right to exercise vested Option shares will cease on the date Participant's employment is so terminated; all unvested restricted or deferred stock and all unexercised Option shares will be canceled as of the termination date of Participant's employment and Participant shall have no further rights of any kind with respect to the Award. For purposes of this Agreement, "gross misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee), in its sole discretion, to constitute gross misconduct.

        (g)   Transfer to Non-Participating Subsidiary.

        (i)    If Participant transfers to a subsidiary that is a member of the "controlled group" of Citigroup (as defined below), or to a subsidiary that is not a member of such "controlled group," but is consolidated with Citigroup for financial reporting purposes (including, in each case, a transfer covered under the Citigroup Expatriate Program), the Award will continue to vest on schedule and vested Option shares may continue to be exercised (but not later than the Option expiration date).

        (ii)   If Participant transfers to a subsidiary that is not a member of the "controlled group" of Citigroup (as defined below), and that is not consolidated with Citigroup for financial reporting purposes, [(i)] unvested [shares] ["Core CAP Basic Shares" (as defined below) and "Supplemental CAP Shares"] will vest and shares of Citigroup common stock will be distributed to Participant as soon as practicable thereafter [; (ii) a prorated portion of any unvested "Core CAP Premium Shares" (as defined below) will vest and shares of Citigroup common stock will be distributed to Participant as soon as practicable thereafter (such prorated portion shall be calculated (A) by assuming that the portion of the restricted or deferred stock award scheduled to vest on each different vesting date is a separate award, and (B) for each separate award, by multiplying the number of unvested Core CAP Premium Shares that are subject to such separate award by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the vesting period applicable to such separate award and the denominator of which is equal to the number of days in the entire vesting period applicable to such separate award);] and [(iii)] vesting of an Option will cease and vested Option shares may continue to be exercised for up to 90 days after the termination date of Participant's employment (but not later than the Option expiration date).

For purposes of sub-paragraphs (i) and (ii) above, "controlled group" means any company or other entity that is related to Citigroup as a member of a controlled group of corporations in accordance with Section 414(b) of the United States Internal Revenue Code of 1986 (the "Code") or as a trade or business under common control in accordance with Section 414(c) of the Code.

        (h)   Involuntary Termination Other than for Gross Misconduct.    If Participant's employment is terminated by the Company for any reason other than gross misconduct [and Participant is not eligible to terminate his or her employment pursuant to the conditions specified in paragraph (j), (k) or (l) of this Section 5], [(i)] unvested [shares] ["Core CAP Basic Shares" (as defined below) and "Supplemental CAP Shares"] will vest and shares of Citigroup stock will be distributed to Participant as soon as practicable thereafter [; (ii) a prorated portion of any unvested "Core CAP Premium Shares" (as defined below) will vest and shares of Citigroup common stock will be distributed to Participant as soon as practicable thereafter (such prorated portion shall be calculated (A) by assuming that the portion of the restricted or deferred stock award scheduled to vest on each different vesting date is a separate award, and (B) for each separate award, by multiplying the number of unvested Core CAP Premium Shares that are subject to such separate award by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the vesting period applicable to such separate award and the denominator of which is equal to the number of days in the entire vesting period applicable to such separate award);] and [(iii)] vesting of an Option will cease and any vested Option shares may continue to be exercised for up to 90 days after the termination date of Participant's employment (but not later than the Option expiration date).

        (i)    Voluntary Resignation to Pursue Alternative Career.    If, with the approval of the Senior Human Resources Officer for Participant's business, in his or her sole discretion, Participant voluntarily resigns from his or her employment with the Company to pursue a continuing full-time career in either government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, (i) unvested "Core CAP Basic Shares" (as defined below) and "Supplemental CAP Shares" will vest and be distributed to Participant as soon as practicable following receipt of documentation satisfactory to Citigroup of Participant's new employment; and (ii) unvested "Core CAP Premium Shares" (as defined below) will be canceled and Participant shall have no further rights of any kind with respect to such portion of the Award; and (iii) vesting of an Option will cease and all unexercised Option shares will be canceled as of the termination date of Participant's employment and Participant shall have no further rights of any kind with respect to the Option.

        (j)    Satisfying the "Rule of 75."    If Participant has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75, (i) unvested [shares] ["Core CAP Basic Shares" and "Core CAP Premium Shares" (each as defined below) and "Supplemental CAP Shares"] will continue to vest on schedule, provided that if Participant is no longer employed by the Company, Participant is not engaged in his or her business or profession, and does not engage in any activities that compete with any of the Company's business operations; and (ii) an Option will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; unvested Option shares will vest on the date Participant's employment with the Company is terminated for any reason other than gross misconduct and may be exercised for up to two years after the termination date of Participant's employment (but not later than the Option expiration date), provided that during such time Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations.

        (k)   Satisfying the "Rule of 60."    If Participant [does not satisfy the conditions of paragraph (j) above, but] (i) is at least age 55 and has completed at least five full years of service with the Company, or (ii) Participant has completed at least 15 full years of service with the Company and Participant's age plus the number of full years of service with the Company equals at least 60, then (1) unvested [shares] ["Core

CAP Basic Shares" (as defined below) and "Supplemental CAP Shares"] will continue to vest on schedule, provided that if Participant is no longer employed by the Company, Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations; [(2) unvested "Core CAP Premium Shares" (as defined below) will continue to vest on schedule, provided that if Participant is no longer employed by the Company, any unvested "Core CAP Premium Shares" will be canceled on the termination date of Participant's employment and Participant shall have no further rights of any kind with respect to such portion of the Award;] and (3) an Option will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; provided that if Participant is no longer employed by the Company, vesting of the Option will cease on the date Participant's employment is terminated and any vested Option shares may be exercised for up to two years after the termination date of Participant's employment (but not later than the Option expiration date), provided that Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations.

        (l)    Reaching Age 55 by Certain Legacy Citibank Employees.    If Participant is at least age 55 and is a legacy Citibank employee who participates in (i) the grandfathered Citibank formula of the U.S. Citigroup Pension Plan or (ii) the grandfathered Citibank formula of the Head Office Guarantee (HOG) Plan, then (1) any unvested [shares] ["Core CAP Basic Shares" (as defined below)] will continue to vest on schedule, provided that if Participant is no longer employed by the Company, Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations; and (2) an Option will continue to vest on schedule; provided that if Participant is no longer employed by the Company, vesting of the Option will cease on the date Participant's employment is terminated and vested Option shares may be exercised for up to two years following the termination date of Participant's employment (but not later than the Option expiration date), provided that Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations.

        (m)  Termination of Employment other than for Gross Misconduct when Also Eligible under Paragraphs (j), (k) or (l).    If Participant is terminated other than for gross misconduct and on the date Participant's employment is terminated Participant has satisfied the conditions of paragraphs (j), (k) or (l) above, then the provisions of such paragraph will apply; provided, however, that continued vesting of the Award and the right to exercise vested Option shares will not be subject to the condition that Participant remain unoccupied in his or her business or profession and not compete with the Company, and provided further that if Participant has satisfied the conditions of paragraph (k) but not (j) above, Participant shall also continue to vest in a pro rata portion of any "Core CAP Premium Shares" (as defined below), which portion shall be computed in accordance with paragraph (h) above.

        (n)   Employing Company is Acquired by Another Entity (Change of Control).    If Participant is employed by a company or other legal entity that is acquired by another entity in a transaction that is a "change of control" within the meaning of Section 409A of the Code, the provisions of paragraph (h) or (m) of this Section 5 shall apply; provided, however, the Committee may, in its sole discretion, accelerate the vesting of additional shares and/or Option shares, and that any vesting that occurs as a result of such "change of control" will occur on the effective date of the "change of control" and any distribution of vested shares shall occur as soon as practicable thereafter.

        (o)   Additional Conditions Applicable to Post-Employment Participation.    Except as otherwise provided herein, in any instance in which, if, in the determination of the Committee, Participant engages in conduct that is in competition with the Company's business operations, breaches his or her duty of loyalty or any obligation Participant owes to the Company, or is materially injurious to the Company, monetarily or otherwise, while holding any shares of Citigroup common stock subject to a sale restriction, such shares may be canceled, in the sole discretion of the Committee. If any such shares are canceled pursuant to this paragraph (o), Participant will receive a cash payment (without interest) equal to the grant price of the Option under which the shares were issued (as adjusted, if applicable) multiplied by the number of shares canceled.

        (p)   Definition of "Core CAP Basic Shares" and "Core CAP Premium Shares."    "Core CAP Basic Shares" shall mean 75% (subject to rounding, in the Company's discretion) of the number of shares of Citigroup stock in an award of restricted or deferred stock indicated in the Core Capital Accumulation

Program Award Summary on page 1 of this Agreement; provided, however, in the case of a Participant who participates in (i) the grandfathered Citibank formula of the U.S. Citigroup Pension Plan or (ii) the grandfathered Citibank formula of the Head Office Guarantee (HOG) Plan, "Core CAP Basic Shares" shall mean 100% of the number of shares of Citigroup stock in an award of restricted or deferred stock indicated in the Core Capital Accumulation Program Award Summary on page 1 of this Agreement. "Core CAP Premium Shares" shall mean 25% (subject to rounding, in the Company's discretion) of the number of shares of Citigroup stock in an award of restricted or deferred stock indicated in the Core Capital Accumulation Program Award Summary on page 1 of this Agreement, and shall not apply to a Participant who participates in (i) the grandfathered Citibank formula of the U.S. Citigroup Pension Plan or (ii) the grandfathered Citibank formula of the Head Office Guarantee (HOG) Plan.

 6.    Non-Transferability.    Neither the Award, nor any component of the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award. During Participant's lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant's Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

 7.    Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Award, except to the limited extent provided in the Prospectus for an Award of restricted stock, unless and until shares are distributed to Participant in connection with the vesting of a restricted or deferred stock award or an Option exercise. During the vesting period, Participant may receive dividend or dividend equivalent payments in respect of shares subject to a restricted or deferred stock award, to the extent provided in the Prospectus.

 8.    Right of Set Off.    Participant agrees that the Company may retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms.

 9.    Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Awards and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

 10.    Plan Administration.    The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award, whether upon the exercise of an Option or vesting of a restricted or deferred stock award, will be from the shares available for grant pursuant to the terms of the Plan. The Board of Directors of Citigroup may terminate or suspend the Plan, and may amend the Plan, subject to the approval of stockholders, if required, at any time. No termination, suspension or amendment of the Plan shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant's written consent.

 11.    Adjustments.    In the event of any change in Citigroup's capital structure on account of any extraordinary dividend, stock dividend, stock split, reverse stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup stock, the Committee may make such adjustments as it may deem appropriate, in its sole discretion, and as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award and/or the grant price applicable to an Award. All such adjustments shall conform to the requirements of Section 409A of the Code, to the extent applicable, and with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

 12.    Taxes and Tax Residency Status.    By accepting the Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. If Participant is an employee in one of Citigroup's expatriate programs, he or she agrees to pay all applicable income and/or social taxes and file all tax returns in accordance with the applicable expatriate policy. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and careful records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Award until the later of the vesting of an Award, the exercise of an Option, or the subsequent sale of any shares received in connection with an Award. By signing this Agreement, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

 13.    Entire Agreement; No Right to Employment.    [IF APPLICABLE: The Letter Agreement,] [T]he Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

 14.    American Jobs Creation Act of 2004.    Participant understands that as a result of the American Jobs Creation Act of 2004, which added Section 409A to the Code, the tax consequences described in the Prospectus under "U.S. Taxes" may be subject to change, and that if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award, the Program and/or the Plan are not conformed to the requirements of Section 409A. Citigroup may modify the provisions of the Award, the Program and/or the Plan, as necessary, to conform them to the requirements of Section 409A. To the extent Citigroup deems it necessary or appropriate to amend the Award, the Program or the Plan to conform to Section 409A, Participant shall receive a supplement to the Prospectus describing any such changes and a new Award Agreement incorporating such changes.

 15.    Arbitration; Conflict; Governing Law.    Any disputes related to the Award shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement [IF APPLICABLE: the Letter Agreement and this Agreement], this Agreement [IF APPLICABLE: the Letter Agreement] shall control. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

 16.    Consent and Disclosure Regarding Use of Personal Information.    In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company, to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country. By accepting this Award, Participant explicitly consents (i) to the use of such information for the purpose of being considered for participation in future equity awards (to the extent he/she is eligible under applicable program guidelines, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any other equity award, as further described below.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management, including Participant's supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise).

At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law. The personal information that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

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